Exhibit 4.30

Loan Agreement

This loan agreement (“This Agreement”) was signed by the following parties in Hangzhou, China on November 15, 2019:

1.	Beijing Zhong Chuan Shi Xun Technology Limited, a company established in accordance with the laws of China and legally surviving. Its unified social credit code is 9111010576215249XM, and its registered address is 18B05, 15th Floor, No. 2 C, East Third Ring North Road, Chaoyang District, Beijing (“Company”);

2.	Hangzhou Maijie Investment Co., Ltd., a limited liability company that has been effectively established and legally survived in accordance with Chinese laws, its unified social credit code is 91330108MA27W4YRX2, and the registered address is Room 606, Building 1, No. 1760 Jiangling Road, Xixing Street, Binjiang District, Hangzhou (“Lender”);

3.	Song Xuesong, a natural person of Chinese nationality, has a citizenship number of 120112196809040417, and his domicile is 3-3-702, Zhongyu Garden, Guangdong Road, Hexi District, Tianjin (“Guarantor”).

Given:

1.	The related party of the Company, Luokung Technology Corp. (“the Company’s Listed Entity”), its related shareholders and other related parties are negotiating the purchase of Saleya Holdings Limited (a company effectively established under the laws of the British Virgin Islands And legally existing company, its company number is 1020169 and the registered address is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands) the transaction of issued shares and the equity of related domestic operating entities (“Proposed Acquisition Transaction”);

2.	In order to raise the funds required to implement the proposed acquisition transaction, the Company’s listed entity and lender’s related party, Geely Technology Group Co., Ltd. (“Geely Group”), as a subscriber, signed a share subscription contract on November 13, 2019 (“Share Subscription Contract”). According to the share subscription contract, the delivery prerequisites agreed in the share subscription contract (including but not limited to the completion of ODI procedures (as defined below)) are satisfied or exempted. The listed entity of the Company will issue 21,794,872 preferred shares to Geely Group or its related parties at a price of USD 1.95 per share (“investment amount”) (based on the split, merger and other similar acts of the listed entity of the company Adjust accordingly). The share subscription contract further stipulated the rights and obligations of the group or its related parties after becoming the Company’s listed entity shareholder;

3.	To facilitate the completion of the proposed acquisition transaction as soon as possible, the lender intends to provide the Company with a loan of RMB 300,000,000 (“loan”) in accordance with the terms of this agreement, and the Company agrees to accept such loans in accordance with the terms of this agreement;

4.	The guarantor is the CEO of the Company. On the date of signing this agreement, holding not less than 28,000,000 common shares of the Company’s listed entity, and is willing to use the 28,000,000 common shares of the Company’s listed entity under this agreement. Agree to provide a guarantee.

Except as clearly defined in this agreement, the meaning of other terms shall be consistent with the meaning of the terms used in the share subscription agreement.

The parties reached the following agreement through friendly consultations, so as to jointly observe:

Article 1 Arrangements for borrowing and repayment

1.1	Borrowing

The loan currency under this contract is RMB; the loan amount is RMB 300,000,000. The lender shall remit the loan under this agreement to the following bank account designated by the Company within the day after the preconditions specified in Article 3 of this agreement are met or waived:

1.2	Repayment

The lender promises that after this agreement is signed, it will make reasonable commercial efforts to prompt Geely Group to complete the procedures for overseas direct investment as soon as possible (Including, but not limited to, the overseas direct investment registration/recording procedures required to complete the subscription of the shares of the company’s listed entity with the investment amount in the development and reform department, business department, foreign exchange management department or bank (“ODI procedures”)

If Geely Group completes the ODI procedure within one (1) year after the signing of this agreement, the lender may send a written repayment notice (“Repayment Notice”) to the company at any time after the completion of the ODI procedure. The Company shall repay the principal and interest within sixty (60) days after receiving the repayment notice.

If Geely Group fails to complete the ODI procedure for any reason within one (1) year after the signing of this agreement, the lender has the right to unilaterally issue a repayment notice to the Company at any time after one year from the date of signing of this agreement. Within sixty (60) days after receiving the repayment notice, the principal and interest shall be paid at once, unless otherwise agreed by the parties.

1.3	Interest Rate

The loan interest rate under this agreement is 8% simple interest. The interest is calculated from the date the lender actually release the loan and ends when the listed entity of the Company issues subscription shares to Geely Group or its related parties in accordance with the share subscription agreement.

1.4	Purpose of loan

The loan under this agreement are limited to the implementation of the proposed acquisition transaction, and the Company may not use it for other purposes without the lender’s prior written consent.

Article 2 Guarantee

2.1	The guarantor undertakes to provide joint liability guarantees (“guarantor guarantees”) for the Company to perform the repayment obligations mentioned in Article 1.2 of this contract with the 28,000,000 shares of the Company’s listed entity, and within five (45) days after the signing of this agreement, complete the corresponding share pledge registration in accordance with the provisions of the applicable law, and pledge the 28,000,000 common shares of the Company’s listed entity held by the guarantor as the first order guarantee to lender. The scope of guarantee includes the principal debt and its interest, overdue interest, liquidated damages, damages and the cost of realizing the security rights (including but not limited to litigation costs, attorney fees, notarization costs, execution costs, etc.).

2.2	The company promises that since the Company holds 51% of the equity of Saleya, the Company will use its equity of Saleya’s to provides joint liability guarantees (“company guarantees”) for the Company to perform the repayment obligations mentioned in Article 1.2 of this agreement. The Company promises to complete the corresponding equity pledge registration within forty-five (45) days after the completion of the proposed acquisition transaction. All the shares of Saleya held by the Company shall be pledged to the borrower according to the first order. The scope of guarantee includes the principal debt and its interest, overdue interest, liquidated damages, damages and the cost of realizing the security rights (including but not limited to litigation costs, attorney fees, notarization costs, execution costs, etc.). To avoid doubt, after the Company guarantee is effectively completed, the Company guarantee will replace the guarantor guarantee to provide joint and several liability guarantee for the Company to perform the obligations of this agreement.

Article 3 Prerequisites

3.1	The lender’s performance of the loan obligations under this agreement shall be premised on the satisfaction of each of the following conditions or the written waiver of the lender:

(1)	The statements and guarantees of the companies and guarantors listed in this agreement shall be true, accurate and complete in all material respects when they are made and when the lender releases the loan;

(2)	Both the Company and the guarantor have obtained sufficient internal authorization, including approval from the shareholders’ meeting or the board of directors or other internal authority to enter into and execute this agreement;

(3)	The Company and the guarantor have received the approval, consent, registration or filing of the relevant government departments necessary to sign and perform this agreement;

(4)	No government department has formulated, issued, promulgated, implemented or adopted any laws or government orders that restricted or prohibited the conclusion and performance of this agreement and the implementation of the proposed acquisition transaction;

(5)	The Company and the guarantor have obtained all the written consent of the third parties necessary to conclude and perform this agreement or have notified the relevant third parties;

(6)	The Company, the guarantor, and the Company’s listed entity do not have any violation of this agreement or the “Share Subscription Agreement”;

(7)	The guarantor has pledged 28,000,000 ordinary shares of the Company’s listed entity to the lender in accordance with the provisions of Article 2.1.

3.2	The Company and the guarantor shall make reasonable commercial efforts to promptly satisfy the preconditions specified in Article 3.1 or be waived by the lender if the preconditions specified in Article 3.1 are not fully satisfied (or waived) within forty-five (45) after the signing of this agreement, this agreement is automatically terminated, and neither party is required to bear any responsibility.

Article 4 Representations and Warranties

4.1	The Company and the guarantor state and guarantee to the lender on the date of signing this agreement:

(1)	The Company is legally and effectively established and exists, and there are no situations or legal procedures that may lead to its termination, suspension of business, dissolution, liquidation, bankruptcy, merger, division, or loss of legal personality;

(2)	The guarantor is a natural person with full capacity for civil conduct, and the signing and performance of this contract is the expression of his true intention;

(3)	It has fully legal qualifications and the necessary powers to sign this agreement, exercise its rights under this agreement and perform its obligations under this agreement;

(4)	The signing of this agreement or the performance of its obligations under this agreement does not violate any other agreements entered into, any laws and regulations applicable to it, and will not have any legal conflict with the above;

(5)	All necessary approvals, permits, consents, registrations, filings or any other formalities required by the shareholders, board of directors, exchanges, government departments and any other parties required to sign this contract (due to current laws and regulations and relevant government departments Except for reasons that cannot be obtained properly) have been properly obtained and completed and are fully legal and effective;

(6)	There is no arbitration, litigation or administration that is in progress or known to it that may involve it and that may have a serious adverse effect on its financial condition or its ability to perform its obligations under this agreement;

(7)	Once this agreement is signed, it constitutes a binding obligation;

(8)	Did not engage in criminal acts or involved criminal activities;

(9)	For the purpose of this transaction, the information provided to the lender through written, oral, electronic or other means is true, accurate, complete and effective, and there are no major omissions or misleading statements;

(10)	Outside of daily operations, the Company and the guarantor have no other liabilities that have a significant impact on the performance of this agreement (including existing debts and contingent liabilities arising from the company’s guarantee, mortgage, pledge or other forms of guarantee);

(11)	The terms of this agreement are valid under the laws of the British Virgin Islands, and the transactions contemplated by this agreement can be executed in accordance with the provisions of this agreement under the relevant applicable laws;

(12)	The guarantor has legal, valid, complete and exclusive ownership of 28,000,000 common shares of the Company’s listed entity, and there are no existing pledges, guarantees or any other rights on these shares;

(13)	After the proposed acquisition transaction is completed, the Company will legally, effectively, completely and exclusively hold 51% equity of Saleya, and there is no existing pledge, guarantee or any other rights burden on these equity;

(14)	The Company and its controlled subsidiaries comply with all applicable laws and regulations, government requirements, court orders, etc. in all substantive aspects, and have not violated any orders or judgments received from any Chinese court, any government or regulatory agency The order or judgment was not severely punished by the competent government department;

(15)	All major contracts of the Company as a party are legal and valid, and the Company has performed all its major obligations under these agreements so far without any major breach of agreement;

(16)	The Company engages in business activities within the scope permitted by its applicable law. The Company has processed all relevant government (including China and overseas) approval, licensing, registration, certification, and other relevant documents, and will maintain the validity of these documents And continuous, with corresponding qualifications to carry out production and operation activities within its approved business scope; at the same time, the company does not have any real or potential reasons that may lead to the cancellation, withdrawal or invalidation of the above government approvals, permits, registration filings and certification documents;

(17)	The Company enjoys complete and sufficient ownership of its major assets, and there is no third party ownership, co-ownership, possession, mortgage, pledge, lien or other security rights in these assets, and No compulsory measures such as seizure, freezing, or seizure have been taken by courts, arbitration institutions, or other authorities with authority;

(18)	All audited accounts and management accounts (including transfer accounts) of the Company are formulated in accordance with applicable laws and regulations, and truly, completely and accurately reflect the Company’s financial and operating conditions at the date of the relevant accounts. The company’s financial records and information are complete meet the requirements of applicable laws and accounting standards.

4.2	The lender shall state and guarantee to the company and the guarantor on the date of signing of this agreement:

(1)	It has fully legal qualifications and the necessary powers to sign this contract, exercise its rights under this contract and perform its obligations under this agreement;

(2)	The signing of this agreement or the performance of its obligations under this agreement does not violate any other agreements entered into by it, any laws and regulations applicable to it, and will not have any legal conflict with the above;

(3)	All necessary approvals, permits, consents, registrations, filings or any other formalities required by the shareholders, board of directors, exchanges, government departments and any other parties required to sign this agreement (due to current laws and regulations and relevant government departments except for reasons that cannot be obtained properly) have been properly obtained and completed and are fully legal and effective;

(4)	Once signed, this contract constitutes a binding obligation.

Article 5 breach of agreement

5.1	Any of the following events (“default event”) constitutes a party’s default event under this agreement:

(1)	Any statement or warranty made under this agreement proves to be untrue, inaccurate, or misleading in any material respect;

(2)	Violation of any commitments or obligations under this agreement (including but not limited to failure to repay the loan on time).

5.2	In the event of any breach of agreement, the observant party has the right to request the breaching party to compensate for any losses related to the breach of contract, including damages, costs and expenses (including attorney fees), fines, etc., and has the right to take other legally permitted Any action.

5.3	The parties further agreed that if the Company fails to repay the principal and interest of the loan in accordance with the provisions of this agreement, the overdue payable amount shall be paid from the overdue date to the date of the Company’s actual settlement at the rate of four of ten thousandths per day.

Article 6 Effectiveness, modification and cancellation of the agreement

6.1	This agreement becomes effective after being signed by all parties.

6.2	This agreement can be amended or supplemented with the written consent of all parties; any modification and supplement to this agreement constitute an integral part of this agreement.

6.3	This agreement is terminated in any of the following situations:

(1)	After the agreement between the two parties to terminate this contract in writing;

(2)	If the Company, guarantor or listed entity of the Company seriously violates this agreement or the “Share Subscription Agreement”, the lender has the right to notify the Company in writing to terminate this agreement;

(3)	If the proposed acquisition transaction is terminated for any reason, the lender has the right to notify the company in writing to terminate this agreement;

(4)	Other circumstances in which this agreement or the agreement stipulated by applicable laws and regulations is terminated.

6.4	After the of this agreement, all rights and obligations of the parties under this agreement will be terminated immediately. The relevant parties shall bear corresponding responsibilities in accordance with the applicable laws and the provisions of this agreement.

Article 7 Applicable Law and Dispute Resolution

7.1	This agreement is applicable to the laws of the People’s Republic of China (for the purpose of this agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region) and shall be interpreted accordingly.

7.2	During the performance of this agreement, all disputes and disputes arising from or related to the performance of this agreement shall first be resolved by friendly consultations. When the negotiation fails to resolve, either party has the right to apply for arbitration to the China International Economic and Trade Arbitration Commission in accordance with its then valid arbitration rules. The place of arbitration is Beijing. The result of the arbitration is final and binding on all parties.

Article 8 Other

8.1	A party’s failure to exercise, delay or partially exercise any of its rights, powers or remedies under this agreement does not constitute a waiver or partial waiver of them, nor does it affect the party’s further rights, powers or remedies Exercise or exercise of any other right, power or remedy. The illegality, invalidity or unenforceability of any clause of this agreement under any law does not affect its legality, validity or enforceability under any other law, nor does it affect the legality, validity or validity of any other clause Enforceability. All parties should negotiate to determine the new clauses within the legal scope to ensure the maximum realization of the original clauses.

8.2	All the terms of this agreement are confidential information, and the parties should not disclose it to any third party. For the purpose of performing this agreement, on the basis of what needs to be known, the parties may disclose to senior staff, directors, employees, agents and professional consultants related to the performance of this agreement, but should ensure that such senior, director, employee, agents and professional consultants also abide by the confidentiality obligations under this agreement. If a party’s senior, directors, employees, agents and professional consultants violate the confidentiality obligations under this agreement, it will be deemed that the party violates the confidentiality under this agreement; if the parties need to disclose the information about this agreement to the government, the public or shareholders in accordance with the requirements of the law or submit this agreement to the relevant agency for record, it is an exception, but the relevant party should immediately notify the other parties. Whether this agreement is changed, cancelled or terminated, this Article 8.2 has legal effect.

8.3	The original of this agreement is in six (6) copies, and each party holds two (2) copies, each of which has the same legal effect.